Exhibit (k)(5)

AMENDMENT AGREEMENT NO. 4 TO AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDMENT AGREEMENT NO. 4 TO AMENDED AND RESTATED CREDIT AGREEMENT (this "Amendment") is made as of                            , 2014, by and among BLACKROCK CORPORATE HIGH YIELD FUND, INC., a Maryland corporation (the "Borrower"), the lending institutions listed on the signature pages hereof (collectively, the "Banks") and STATE STREET BANK AND TRUST COMPANY, as agent for itself and such other Banks (in such capacity, the "Agent");

WHEREAS, the Borrower, the Banks and the Agent are parties to that certain Amended and Restated Credit Agreement, dated as of March 3, 2011 (as amended and in effect from time to time, the "Credit Agreement"); and

WHEREAS, the parties hereto wish to amend the Credit Agreement as more fully set forth herein;

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

§1.          Definitions.  Capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.

§2.          Amendments to the Credit Agreement.  The Credit Agreement is hereby amended as follows:

(a)           The definition of "Adjusted Total Assets" contained in Section 1.01 of the Credit Agreement is hereby amended by deleting the word "Prospectus" which appears in clause 9(B) of such definition and substituting in place thereof the words "Scheduled Investment Policies and Restrictions".

(b)           The definition of "Asset Value" contained in Section 1.01 of the Credit Agreement is hereby amended by deleting the word "Prospectus" which appears in such definition and substituting in place thereof the words "Valuation Procedures".

(c)           The definition of "ERISA Group" contained in Section 1.01 of the Credit Agreement is hereby amended by deleting such definition in its entirety and restating it as follows:

"ERISA Group" means the Borrower and any ERISA Affiliate.

(d)           The definition of "Fundamental Policies" contained in Section 1.01 of the Credit Agreement is hereby amended by deleting such definition in its entirety and restating it as follows:

"Fundamental Policies" means those Investment Policies and Restrictions which are identified as fundamental on Schedule 3 hereto.

(e)           The definition of "Investment Policies and Restrictions " contained in Section 1.01 of the Credit Agreement is hereby amended by deleting such definition in its entirety and restating it as follows:

"Investment Policies and Restrictions" means, with respect to the Borrower, the provisions dealing with investment objectives, investment policies, distributions and investment restrictions, as set forth in the Disclosure Package.

(f)           The definition of "Maximum Amount" contained in Section 1.01 of the Credit Agreement is hereby amended by deleting the word "Prospectus" which appears in paragraph (b) of such definition and substituting in place thereof the words "Investment Policies and Restrictions".

(g)           The definition of "Permitted Subsidiary" contained in Section 1.01 of the Credit Agreement is hereby amended by deleting such definition in its entirety and restating such definition as follows:

"Permitted Subsidiary" means any Subsidiary (including, without limitation, a limited liability company or other entity) of the Borrower, the economic interest of which is entirely owned by the Borrower for the purpose of enabling the Borrower to buy, sell and hold any investments (including Financial Contracts) or engage in any investment transactions permitted by the Investment Policies and Restrictions in a manner that is either expected to result in lesser (or a reduced risk of greater) federal, state, local or foreign taxes, fees, charges or assessments applicable to such investments or investment transactions, the Borrower or the Borrower's shareholder than if such investments or investment transactions were made directly by the Borrower, or is otherwise expected to facilitate the ability of the Borrower to pursue (or enhance the efficiency of) such investments or investment transactions.

(h)           The definition of "Prospectus" contained in Section 1.01 of the Credit Agreement is hereby amended by deleting such definition in its entirety and restating such definition as follows:

"Prospectus" means the most recent prospectus filed with the SEC pursuant to Rule 497 under the Securities Act.

(i)           The definition of "Total Assets" contained in Section 1.01 of the Credit Agreement is hereby amended by deleting the word "Prospectus" which appears in such definition and substituting in place thereof the words "Valuation Procedures".

(j)           Section 1.01 of the Credit Agreement is hereby amended by deleting the definitions of "Cash", "Eligible Assets", "Eligible Commercial Paper", "Eligible Debt Securities", "Eligible Government Securities" and "Eligible Money Market Funds" in their entirety.

(k)           Section 1.01 of the Credit Agreement is hereby amended by inserting the following definitions in the appropriate alphabetical order:

"Disclosure Package" means the Prospectus, the Borrower's most recent annual report filed on Form N-CSR, the Borrower's most recent semi-annual report filed on Form N-CSRS and all press releases since the Borrower's most recent annual or semi-annual report, taken together.

"ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower which is treated as a single employer of the Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

"Fourth Amendment Effective Date" means                            , 2014.

"Scheduled Investment Policies and Restrictions" means, with respect to the Borrower, the provisions dealing with investment objectives, investment policies, distributions and investment restrictions as set forth on Schedule 4 hereto.

"Valuation Procedures" means the Borrower's methods and procedures for valuing assets as set forth on Schedule 5 hereto.

(l)           Section 4.01(b)(ii) of the Credit Agreement is hereby amended by inserting at the end of the text of Section 4.01(b)(ii) the words "if and to the extent required under the Securities Act".

(m)         Section 4.01(b)(iii) of the Credit Agreement is hereby amended by inserting at the end of the text of Section 4.01(b)(iii) a comma and the words "unless the failure to make any such filing could not reasonably be expected to have a Material Adverse Effect".

(n)          Section 4.10(a) of the Credit Agreement is hereby amended by deleting Section 4.01(a) in its entirety and restating it as follows:

(a)           The Borrower has no ERISA Affiliates and has no liability in respect of any Benefit Arrangement, Plan or Multi-employer Plan subject to ERISA

(o)          Section 4.15 of the Credit Agreement is hereby amended by deleting Section 4.15 of the Credit Agreement in its entirety and restating it as follows:

SECTION 4.15.  Offering Documents.  The information set forth in the Prospectus as of its date, as amended or supplemented by the Disclosure Package, does not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in any material respect.

(p)          Section 5.01(f) of the Credit Agreement is hereby amended by deleting Section 5.01(f) of the Credit Agreement in its entirety and restating it as follows:

(f)           promptly upon the filing thereof with the SEC or the mailing thereof to shareholders of the Borrower, copies of all reports to shareholders, proxy statements, financial statements and other materials of a financial nature or otherwise material nature (which shall include any items described in the definition of "Disclosure Package"), provided, that to the extent any such materials are items described in the definition of "Disclosure Package", copies of such items shall be delivered to the Agent promptly but in any event within ten (10) days of the Borrower filing or otherwise distributing, as the case may be, any such information, and, provided, further, unless otherwise requested by the Agent, notices and other communications to be delivered to the Agent pursuant to this Section 5.01(f) may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent.  The Agent may, in its discretion, agree to accept information required to be delivered to it pursuant to this Section 5.01(f) by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular information.

(q)           Section 5.04(a) of the Credit Agreement is hereby amended by deleting Section 5.04(a) in its entirety and restating it as follow:

(a)           The Borrower will continue to engage in business of the same general type as now conducted by it as described in the Borrower's Fundamental Policies and its Disclosure Package.

(r)           Section 5.08 of the Credit Agreement is hereby amended by deleting the words "of the Prospectus" which appear in Section 5.08(d) and substituting in place thereof the words "of the Borrower's Investment Policies and Restrictions".

(s)           Section 5.09 of the Credit Agreement is hereby amended by deleting the words "in its Prospectus" which appear in Section 5.09(a) and substituting in place thereof the words "in its Disclosure Package".

(t)           Section 5.11 of the Credit Agreement is hereby amended by deleting Section 5.11 in its entirety and restating it as follows:

SECTION 5.11.  Compliance with Investment Policies.  The Borrower will at all times comply (a) with the Fundamental Policies and (b) in all material respects with the Investment Policies and Restrictions, and will not make any investment, loan, advance or extension of credit inconsistent with the Investment Policies and Restrictions.  The Borrower will not permit any of the Fundamental Policies or any other Investment Policies and Restrictions that may not be changed without shareholder approval (to the extent not considered a Fundamental Policy) to be changed without the prior written consent of the Required Banks, which consent shall not be unreasonably withheld, provided, to the extent the Required Banks consent to any change to any Fundamental Policies, then Schedule 3 hereto shall be amended to give effect to such change.

(u)           Section 5.15 of the Credit Agreement is hereby amended by deleting Section 5.15 in its entirety and restating it as follows:

SECTION 5.15.  ERISA.  The Borrower will not have any ERISA Affiliates and will not have any liability in respect of any Benefit Arrangement, Plan or Multi-employer Plan subject to ERISA.

(v)           Sections 6.01(e), (f), (g), (h) and (i) of the Credit Agreement are each hereby amended by inserting after the word "the Borrower" in each such Section the words "or any Permitted Subsidiary".

(w)          The Credit Agreement is further amended by including Schedules 3, 4 and 5 thereto in substantially the form of the Schedules 3, 4 and 5, respectively, attached hereto as Exhibit A-1, A-2 and A-3.

§3.          Representations and Warranties.  The Borrower hereby represents and warrants as follows:

(a)           Representations and Warranties in Credit Agreement.  The representations and warranties of the Borrower contained in the Credit Agreement (as amended by this Amendment) are true and correct on and as of the date hereof and with the same force and effect as it made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(b)           No Default.  No Default or Event of Default has occurred and is continuing.

(c)           Authority, Etc.  The execution and delivery by the Borrower of this Amendment and the Borrower's performance of this Amendment and the Credit Agreement as amended hereby (as so amended, the "Amended Agreement") (i) are within the Borrower's corporate powers, (ii) have been duly authorized by all necessary corporate action on the part of the Borrower, (iii) require no Governmental Authorizations, Private Authorizations or Governmental Filings by the Borrower which have not already been obtained or made, (iv) do not contravene, or constitute a default under, any provision of (A) any Applicable Law unless the violation of such Applicable Law could not reasonably be expected to have a Material Adverse Effect, (B) the Charter Documents of the Borrower, or (C) any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower unless such contravention or violation could not reasonably be expected to have a Material Adverse Effect, and (v) do not result in the creation or imposition of any Lien on any asset of the Borrower (other than Liens in favor of the Agent to secure the Obligations and Liens permitted pursuant to Section 5.08 of the Credit Agreement).

(d)           Enforceability of Obligations.  This Amendment has been duly executed and delivered by the Borrower.  Each of this Amendment and the Amended Agreement constitutes the valid and legally binding agreement of the Borrower, in each case enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general principles of equity (regardless of whether enforcement is sought in equity or at law).

§4.          Effectiveness.  This Amendment shall be effective as of the date first written above (the "Fourth Amendment Effective Date") upon the receipt by the Agent of the following:

(a)           counterparts of this Amendment duly executed and delivered by each of the Borrower, the Banks and the Agent;

(b)           a certificate duly executed by an officer of the Borrower which is reasonably satisfactory to the Agent certifying that (i) the representations and warranties of the Borrower contained in the Credit Agreement (as amended by this Amendment) and the other Loan Documents shall be true on and as of the Fourth Amendment Effective Date and with the same force and effect as if made on and as of such date (or, if any representation or warranty is expressly stated to have been made as of a specific date, as of such specific date) and (ii) no Default or Event of Default has occurred and is continuing;

(c)           a duly executed certificate from the Secretary or Assistant Secretary of the Borrower in form and substance reasonably satisfactory to the Agent and dated as of the Fourth Amendment Effective Date as to the incumbency of, and bearing specimen signatures of, the Authorized Signatories who are authorized as of the date hereof to execute and take actions hereunder and under the Loan Documents for and on behalf of the Borrower (or a certification that the incumbency of the Authorized Signatories set forth on that certificate delivered to the Agent pursuant to Section 4(c) of Amendment Agreement No. 2 to Amended and Restated Credit Agreement on the Second Amendment Effective Date (the "Prior Certificate") remains true and accurate as of the date hereof); and certifying and attaching copies of (i) the Borrower's Charter Documents, with all amendments thereto (or a certification that the Borrower's Charter Documents previously delivered to the Agent and referenced in the Prior Certificate and that certificate delivered to the Agent pursuant to Section 4(d) of Amendment Agreement No. 3 to Amended

and Restated Credit Agreement on the Third Amendment Effective Date have not been amended, supplemented or modified and are in full force and effect); (ii) an excerpt from the Minutes of the Joint Regular Meeting of the Board of Directors/Trustees of the BlackRock Closed-End Funds dated February 28, 2014, authorizing the modification to the Prospectus and the transactions contemplated hereby; (iii) the current Prospectus as then in effect; (iv) the investment management agreement between the Borrower and the Investment Adviser as then in effect (or a certification that the investment management agreement previously delivered to the Agent and referenced in the Prior Certificate has not been amended, supplemented or modified and is in full force and effect); and (v) the Custody Agreement (or a certification that the Custody Agreement previously delivered to the Agent and referenced in the Prior Certificate has not been amended, supplemented or modified and is in full force and effect);

(d)           a legal existence and good standing certificate for the Borrower from the Secretary of State of the State of Maryland dated as of a recent date; and

(e)           a copy of the certificate of incorporation of the Borrower, with all amendments, certified as of a recent date by the Secretary of State of the State of Maryland.

§5.          Ratification of the Borrower.  The Borrower ratifies and confirms in all respects all of its obligations to the Agents and the Banks under the Credit Agreement and the other Loan Documents and hereby affirms its absolute and unconditional promise to pay to the Banks and the Agents the Loans made to it and all other amounts due from it under the Credit Agreement as amended hereby.  The Credit Agreement and this Amendment shall be read and construed as a single agreement.  All references in the Credit Agreement or any related agreement or instrument to the Credit Agreement shall hereafter refer to the Credit Agreement as amended hereby.

§6.          Miscellaneous.  This Amendment shall be a Loan Document for all purposes under the Credit Agreement.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York.  Except as specifically amended by this Amendment, the Credit Agreement and all other agreements and instruments executed and delivered in connection with the Credit Agreement, including, without limitation, the other Loan Documents, shall remain in full force and effect.  This Amendment is limited specifically to the matters set forth herein and does not constitute directly or by implication an amendment or waiver of any other provision of the Credit Agreement or any of the other Loan Documents.  Nothing contained herein shall constitute a waiver of, impair or otherwise affect any Obligations, any other obligation of the Borrower or any rights of the Agents and the Banks consequent thereon.  This Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument.  Delivery of an executed signature page to this Amendment by facsimile transmission or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Amendment, provided, the Borrower does agree to provide the Agent with an original manually signed counterpart of this Amendment within five (5) Business Days of the Fourth Amendment Effective Date.  In proving this Amendment it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first above written.

BLACKROCK CORPORATE HIGH YIELD FUND, INC.

By:
Name:
Title:

STATE STREET BANK AND TRUST COMPANY, Individually and as Agent

By:
Title:

[HYT Amendment]

Schedule 3

Fundamental Policies

Investment Objective:

The primary investment objective of the Borrower is to provide stockholders with current income. The secondary investment objective of the Borrower is to provide stockholders with capital appreciation.

Investment Restrictions:

The Borrower may not:

1.	Make any investment inconsistent with the Borrower’s classification as a diversified company under the 1940 Act.

2.	Make investments for the purpose of exercising control or management.

3.
Purchase or sell real estate, commodities or commodity contracts, except that, to the extent permitted by applicable law, the Borrower may invest in securities directly or indirectly secured by real estate or interests therein or issued by entities that invest in real estate or interests therein, and the Borrower may purchase and sell financial futures contracts and options thereon.

4.	Issue senior securities or borrow money except as permitted by Section 18 of the 1940 Act or as otherwise permitted by applicable law.

5.	Underwrite securities of other issuers, except insofar as the Borrower may be deemed an underwriter under the Securities Act of 1933, as amended, in selling portfolio securities.

6.
Make loans to other persons, except (i) the Borrower shall not be deemed to be making a loan to the extent that the Borrower purchases Corporate Loans or other debt instruments or enters into repurchase agreements or any similar instruments and (ii) the Borrower may lend its portfolio securities in an amount not in excess of 33 1/3% of its total assets, taken at market value.

7.
Invest more than 25% of its total assets (taken at market value at the time of each investment) in the securities of issuers in any one industry; provided that this limitation shall not apply with respect to obligations issued or guaranteed by the U.S. Government or by its agencies or instrumentalities.

Schedule 4

Scheduled Investment Policies and Restrictions

The provisions dealing with investment objectives, investment policies, distributions and investment restrictions, as set forth in the prospectus dated December     , 2014 and filed with the SEC pursuant to Rule 497 under the Securities Act and shall include, without limitation, the Statement of Additional Information included in the related registration statement on Form N-2 as amended (or any successor SEC form) as of December     , 2014.

Schedule 5

Valuation Procedures1

Net Asset Value ("NAV"):  the NAV of the shares of common stock of the Borrower will be computed based upon the value of the Borrower's portfolio securities and other assets. NAV per common share will be determined as of the close of the regular trading session on the NYSE on each business day on which the NYSE is open for trading. The Borrower calculates NAV per common share by subtracting the Borrower's liabilities (including accrued expenses, dividends payable and any borrowings of the Borrower), and the liquidation value of any outstanding shares of preferred stock of the Borrower from the Borrower's total assets (the value of the securities the Borrower holds plus cash or other assets, including interest accrued but not yet received) and dividing the result by the total number of shares of common stock of the Borrower outstanding.

Valuation of securities held by the Borrower is as follows:

Equity securities traded on a recognized securities exchange (e.g., NYSE), separate trading boards of a securities exchange or through a market system that provides contemporaneous transaction pricing information (an "Exchange"):  valued based on an independent pricing services generally at the Exchange closing price or if an Exchange closing price is not available, the last traded price on that Exchange prior to the time as of which the assets or liabilities are valued, however, under certain circumstances other means of determining current market value may be used.

Equity securities traded on more than one Exchange:  valued at the current market value of the security where it is primarily traded generally.

Equity securities traded on an Exchange for which there are no sales involving an equity security held by the Borrower on a day on which the Borrower values such security:  valued at the last bid (long positions) or ask (short positions) price, if available. If the Borrower holds both long and short positions in the same security, the last bid price will be applied to securities held long and the last ask price will be applied to securities sold short. If no bid or ask price is available on a day on which the Borrower values such security, the prior day's price will be used as the value of such security, unless BlackRock determines that such prior day's price no longer reflects the fair value of the security, in which case such asset would be treated as a fair value asset.

Fixed Income Investments for which market quotations are readily available:  generally valued using such securities' most recent bid prices provided directly from one or more broker-dealers, market makers, or independent third-party pricing services which may use matrix pricing and valuation models to derive values, each in accordance with valuation procedures approved by the Board. The amortized cost method of valuation may be used with respect to debt obligations with sixty days or less remaining to maturity unless the Investment Advisor and/or Sub-Advisor determine such method does not represent fair value. Loan participation notes are generally valued at the mean of the last available bid prices from one or more brokers or dealers as obtained from independent third-party pricing services. Certain fixed income investments including asset-backed and mortgage-related securities may be valued based on valuation
_____________________________

1 Capitalized terms used in this Schedule 5 and not otherwise defined in this Schedule 5 or in the Amendment shall have the meanings ascribed to such terms in the prospectus of the Borrower dated December     , 2014 and filed with the SEC pursuant to Rule 497 under the Securities Act.

models that consider the estimated cash flows of each tranche of the entity, establish a benchmark yield and develop an estimated tranche specific spread to the benchmark yield based on the unique attributes of the tranche.

Fixed income securities for which market quotations are not readily available:  may be valued by third-party pricing services that make a valuation determination by securing transaction data (e.g., recent representative bids), credit quality information, perceived market movements, news, and other relevant information and by other methods, which may include consideration of:  yields or prices of securities of comparable quality, coupon, maturity and type; indications as to values from dealers; and general market conditions.

Exchange-traded equity options for which market quotations are readily available:  valued at the mean of the last bid and ask prices as quoted on the Exchange or the board of trade on which such options are traded.

Exchange-traded equity options for which market no mean price is available on a day on which the Borrower values such option:  valued at the last bid (long positions) or ask (short positions) price, if available. If no bid or ask price is available on a day on which the Borrower values such option, the prior day's price will be used as the value of such option, unless BlackRock determines that such prior day's price no longer reflects the fair value of the option in which case such option will be treated as a fair value asset.

OTC derivatives:  may be valued using a mathematical model which may incorporate a number of market data factors.

Financial futures contracts and options thereon, which are traded on exchanges:  valued at their last sale price or settle price as of the close of such exchanges.

Swap agreements and other derivatives:  generally valued daily based upon quotations from market makers or by a pricing service in accordance with the valuation procedures approved by the Board.

Shares of underlying open-end funds:  valued at NAV.

Shares of underlying exchange-traded closed-end funds or other exchange-traded funds:  valued at their most recent closing price.

General Valuation Information:  in determining the market value of portfolio investments, the Borrower may employ independent third party pricing services, which may use, without limitation, a matrix or formula method that takes into consideration market indexes, matrices, yield curves and other specific adjustments. This may result in the securities being valued at a price different from the price that would have been determined had the matrix or formula method not been used. All cash, receivables and current payables are carried on the Borrower's books at their face value.

Prices obtained from independent third party pricing services, broker-dealers or market makers to value the Borrower's securities and other assets and liabilities are based on information available at the time the Borrower values its assets and liabilities. In the event that a pricing service quotation is revised or updated subsequent to the day on which the Borrower valued such security, the revised pricing service quotation generally will be applied prospectively. Such determination shall be made considering pertinent facts and circumstances surrounding such revision.

In the event that application of the methods of valuation discussed above result in a price for a security which is deemed not to be representative of the fair market value of such security, the security will be valued by, under the direction of or in accordance with a method specified by the Board as reflecting fair value. All other assets and liabilities (including securities for which market quotations are not readily available) held by the Borrower (including restricted securities) are valued at fair value as determined in good faith by the Board or by BlackRock (its delegate). Any assets and liabilities which are denominated in a foreign currency are translated into U.S. dollars at the prevailing rates of exchange.

Certain of the securities acquired by the Borrower may be traded on foreign exchanges or over-the-counter markets on days on which the Borrower's NAV is not calculated. In such cases, the NAV of the Borrower's shares may be significantly affected on days when investors can neither purchase nor redeem shares of the Borrower.

Fair Value:  when market quotations are not readily available or are believed by BlackRock to be unreliable, the Borrower's investments are valued at fair value ("Fair Value Assets"). Fair Value Assets are valued by BlackRock in accordance with procedures approved by the Board. BlackRock may conclude that a market quotation is not readily available or is unreliable if a security or other asset or liability does not have a price source due to its complete lack of trading, if BlackRock believes a market quotation from a broker-dealer or other source is unreliable (e.g., where it varies significantly from a recent trade, or no longer reflects the fair value of the security or other asset or liability subsequent to the most recent market quotation), where the security or other asset or liability is only thinly traded or due to the occurrence of a significant event subsequent to the most recent market quotation. For this purpose, a "significant event" is deemed to occur if BlackRock determines, in its business judgment prior to or at the time of pricing the Borrower's assets or liabilities, that it is likely that the event will cause a material change to the last exchange closing price or closing market price of one or more assets or liabilities held by the Borrower. On any date the NYSE is open and the primary exchange on which a foreign asset or liability is traded is closed, such asset or liability will be valued using the prior day's price, provided that BlackRock is not aware of any significant event or other information that would cause such price to no longer reflect the fair value of the asset or liability, in which case such asset or liability would be treated as a Fair Value Asset. For certain foreign securities, a third-party vendor supplies evaluated, systematic fair value pricing based upon the movement of a proprietary multi-factor model after the relevant foreign markets have closed. This systematic fair value pricing methodology is designed to correlate the prices of foreign securities following the close of the local markets to the price that might have prevailed as of the Borrower's pricing time.

BlackRock, with input from the BlackRock Portfolio Management Group, will submit its recommendations regarding the valuation and/or valuation methodologies for Fair Value Assets to BlackRock's Valuation Committee. The Valuation Committee may accept, modify or reject any recommendations. In addition, the Borrower's accounting agent periodically endeavors to confirm the prices it receives from all third party pricing services, index providers and broker-dealers, and, with the assistance of BlackRock, to regularly evaluate the values assigned to the securities and other assets and liabilities held by the Borrower. The pricing of all Fair Value Assets is subsequently reported to and ratified by the Board or a Committee thereof.

When determining the price for a Fair Value Asset, the BlackRock Valuation Committee (or the Pricing Group) shall seek to determine the price that the Borrower might reasonably expect to receive from the current sale of that asset or liability in an arm's-length transaction. The price generally may not be determined based on what the Borrower might reasonably expect to receive for selling an asset or liability at a later time or if it holds the asset or liability to maturity. Fair value determinations shall be based upon all available factors that the Valuation Committee (or Pricing Group) deems relevant at the time of the determination, and may be based on analytical values determined by BlackRock using proprietary or third party valuation models.

Fair value represents a good faith approximation of the value of an asset or liability. The fair value of one or more assets or liabilities may not, in retrospect, be the price at which those assets or liabilities could have been sold during the period in which the particular fair values were used in determining the Borrower's NAV. As a result, the Borrower's sale or redemption of its shares at NAV, at a time when a holding or holdings are valued at fair value, may have the effect of diluting or increasing the economic interest of existing shareholders.

The Borrower's annual audited financial statements, which are prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP"), follow the requirements for valuation set forth in Financial Accounting Standards Board Accounting Standards Codification Topic 820, "Fair Value Measurements and Disclosures" ("ASC 820"), which defines and establishes a framework for measuring fair value under US GAAP and expands financial statement disclosure requirements relating to fair value measurements.

Generally, ASC 820 and other accounting rules applicable to investment companies and various assets in which they invest are evolving. Such changes may adversely affect the Borrower. For example, the evolution of rules governing the determination of the fair market value of assets or liabilities to the extent such rules become more stringent would tend to increase the cost and/or reduce the availability of third-party determinations of fair market value. This may in turn increase the costs associated with selling assets or affect their liquidity due to the Borrower's inability to obtain a third-party determination of fair market value.